UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

Transdel Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601-C East Palomar Street #456, Chula Vista, CA	91911
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 457-5300

4275 Executive Square, Suite 230, La Jolla, CA 92037
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As noted in the Form 8-K filed by Transdel Pharmaceuticals, Inc. (the “Company”) on June 27, 2011, in connection with the Chapter 11 filing, the Company, as seller, and Cardium Healthcare, Inc., a wholly-owned subsidiary of Cardium Therapeutics, Inc. (NYSE Amex: CXM), as purchaser (the “Purchaser”) entered into an Asset Purchase Agreement dated June 26, 2011 (the “Asset Purchase Agreement”) pursuant to which the Company had agreed to sell substantially all of the assets of the Company (“Acquired Assets”) to the Purchaser pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.

Consummation of the sale to the Purchaser was subject to obtaining an order of approval from the Bankruptcy Court for which the Company submitted a motion on June 29, 2011 requesting such approval. On July 26, 2011, the Bankruptcy court denied the Company’s motion to approve the Asset Purchase Agreement. An order will be entered to that effect forthwith.

Given the Bankruptcy Court’s decision, the Company is now evaluating its options and will continue to seek alternatives to liquidation of its assets in a chapter 7 case. There can be no assurance that the exploration of alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. Any potential agreement will be subject to approval by the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Transdel Pharmaceuticals, Inc.

Date: August 1, 2011

By: /s/ John Lomoro
John T. Lomoro
Chief Financial Officer and Principal Executive
Officer